Exhibit 99.1

Targa Resources, Inc. Reports Second Quarter 2009 Financial Results

HOUSTON - August 6, 2009 - Targa Resources, Inc. ("Targa" or the "Company") today reported second quarter 2009 net income attributable to Targa of $13.5 million (which includes a $12.3 million non-cash hedge loss) compared to net income attributable to Targa of $46.2 million for the second quarter of 2008. Targa reported earnings before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments (“Adjusted EBITDA”) of $95.9 million for the second quarter of 2009 as compared to $137.6 million for the second quarter of 2008. Please see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA and operating margin and reconciliations of such measures to the comparable GAAP measures.

“We are pleased with our operating and financial performance for the quarter. The previously announced agreement to sell Targa’s Downstream Business to Targa Resources Partners LP (the “Partnership”) is still expected to close in the third quarter. The transaction will enhance the EBITDA profile of the Partnership while significantly reducing leverage at Targa,” said Rene Joyce, Chief Executive Officer of Targa Resources, Inc. “With an improved credit profile, strong liquidity and the prospect for significant ongoing free cash flow we believe Targa is well positioned for the future” added Rene Joyce.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In millions)
Revenues	$1,003.7	$2,263.2	$2,005.5	$4,465.6
Product purchases	828.8	2,023.1	1,674.8	4,024.5
Operating expenses	54.2	71.2	119.2	134.8
Depreciation and amortization expense	42.1	38.8	83.7	76.9
General and administrative expense	28.1	27.9	51.9	52.0
Other	1.8	-	1.8	(4.4)
Income from operations	48.7	102.2	74.1	181.8
Interest expense, net	(22.1)	(23.7)	(47.8)	(49.2)
Other	-	18.7	1.0	18.5
Equity in earnings of unconsolidated investments	1.7	7.2	1.8	10.6
Income tax expense	(6.5)	(28.2)	(6.4)	(40.3)
Net income	21.8	76.2	22.7	121.4
Less: Net income attibutable to noncontrolling interest	8.3	30.0	6.6	56.8
Net income attributable to Targa Resources, Inc.	$13.5	$46.2	$16.1	$64.6

Financial data:
Operating margin	$120.7	$168.9	$211.5	$306.3
Adjusted EBITDA	95.9	137.6	183.0	229.3

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating statistics:
Gathering throughput, MMcf/d	2,139.4	2,070.1	2,050.5	2,125.7
Plant natural gas inlet, MMcf/d	2,098.0	2,026.3	2,008.0	2,084.7
Gross NGL production, MBbl/d	118.2	104.0	113.8	104.3
Natural gas sales, BBtu/d	588.5	526.6	553.5	529.8
NGL sales, MBbl/d	287.7	285.9	293.2	301.7
Condensate sales, MBbl/d	5.2	3.7	4.8	3.7

Average realized prices:
Natural gas, $/MMBtu	3.54	10.11	3.98	9.00
NGLs, $/gal	0.68	1.54	0.67	1.50
Condensate, $/Bbl	54.39	114.15	47.65	103.88

Review of Second Quarter Results

Revenues decreased by $1,259.5 million, or 56%, to $1,003.7 million for 2009 compared to $2,263.2 million for 2008. Income from operations for the three months ended June 30, 2009 was 53% lower at $48.7 million as compared to $102.2 million for the same period in 2008.  Similarly, second quarter net income decreased 71% from $46.2 million in 2008 to $13.5 million in 2009.  The primary drivers for these decreases were:

(i)	decreases in average realized natural gas, NGL and condensate prices of 65%, 56%, and 52% respectively, as compared to same period of 2008;

(ii)	a gain on insurance claim settlements in 2008;

(iii)	increase of 9% in depreciation expense;

(iv)	a favorable $3.7 million casualty loss adjustment; which are offset by,

(v)	decrease of 77% in income tax expense;

(vi)	decrease of 24% in operating expense;

(vii)	decrease of 6% in interest expense.

Gathering throughput and plant natural gas inlet were approximately 2.1 Bcf/d for the three months ended June 30, 2009, 3% and 4% higher than for the 2008 period, respectively. Natural gas sales of 588.5 BBtu/d for the second quarter of 2009 were up 12% from the comparable period in 2008.  Second quarter 2009 gross NGL production of 118.2 MBbl/d was 14% higher compared to the 2008 period.  Second quarter 2009 NGL sales of 287.7 MBbl/d were 1% higher than the 2008 period.  Finally, condensate sales of 5.2 MBbl/d for the second quarter of 2009 were 41% higher than the same period in 2008.

Review of Six Months Results

Revenues decreased by $2,460.1 million, or 55%, to $2,005.5 million for 2009 compared to $4,465.6 million for 2008. Income from operations for the first six months of 2009 was 59% lower at $74.1 million as compared to $181.8 million for the same period in 2008.  Similarly, first half net income decreased 75% from $64.8 million in 2008 to $16.1 million in 2009.  The primary drivers for these decreases were:

(i)	decreases in average realized natural gas, NGL and condensate prices of 56%, 55%, and 54% respectively;

(ii)	decreased NGL sales volumes of 293.2 MBbl/d, 3% lower than 2008;

(iii)	a gain on insurance claim settlements in 2008; which are offset by,

(iv)	decrease of 84% in income tax expense;

(v)	decrease of 12% in operating expense;

(vi)	decrease of 3% in interest expense.

Gathering throughput and plant natural gas inlet were approximately 2.1Bcf/d for the first six months of 2009, each 4% lower than for the 2008 period.  Natural gas sales of 553.5 BBtu/d for the first six months of 2009 were up 4% from the comparable period in 2008.  First half 2009 gross NGL production of 113.8 MBbl/d was 9% higher compared to the 2008 period.  First half 2009 NGL sales of 293.2 MBbl/d were 3% lower than for the first half of 2008.  Finally, condensate sales of 4.8 MBbl/d for the first six months of 2009 were 30% higher than the same period in 2008.

Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Company views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. The generally accepted accounting principles ("GAAP") measure most directly comparable to segment operating margin is net income. Operating margin is a non-GAAP financial measure that is defined later in this release.

Natural Gas Gathering and Processing Segment

Our Natural Gas Gathering and Processing segment, which includes Targa Resources Partners LP ("Targa Resources Partners" or the "Partnership"), consists of the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	($ in millions)
Revenues	$463.6	$1,059.5	$901.6	$1,932.7
Product purchases	(352.1)	(908.2)	(691.9)	(1,638.6)
Operating expenses	(26.9)	(34.7)	(62.0)	(64.9)
Operating margin	$84.6	$116.6	$147.7	$229.2
Equity in earnings of VESCO	$-	$6.4	$-	$8.8

Operating statistics:
Gathering throughput, MMcf/d	2,139.4	2,070.1	2,050.5	2,125.7
Plant natural gas inlet, MMcf/d	2,098.0	2,026.3	2,008.0	2,084.7
Gross NGL production, MBbl/d	118.2	104.0	113.8	104.3
Natural gas sales, BBtu/d	608.0	546.2	571.2	548.2
NGL sales, MBbl/d	92.6	91.5	92.6	90.5
Condensate sales, MBbl/d	5.2	5.0	5.1	5.0

Average realized prices:
Natural gas, $/MMBtu	3.54	10.14	3.98	9.02
NGLs, $/gal	0.66	1.42	0.61	1.34
Condensate, $/Bbl	54.39	106.24	46.50	96.14

Review of Second Quarter Results

Revenues decreased by $595.9 million, or 56%, to $463.6 million for 2009 compared to $1,059.5 million for 2008. The decrease was primarily due to lower natural gas, NGL and condensate prices, partially offset by higher natural gas, NGL and condensate sales volumes.

Second quarter 2009 average realized prices for natural gas, NGL and condensate were 65%, 54% and 49% lower than for the 2008 period.

Second quarter 2009 natural gas, NGL and condensate sales volumes were 11%, 1% and 4% higher than for the 2008 quarter. The increase in natural gas sales volumes was primarily due to increased marketing activity under third party contracts.

Product purchases decreased by $556.1 million, or 61%, to $352.1 million for 2009 compared to $908.2 million for 2008. The decrease in product purchase cost corresponds to the decrease in commodity revenue.

Operating expenses decreased by $7.8 million, or 22%, to $26.9 million for 2009 compared to $34.7 million for 2008. The decrease is primarily due to decreases in maintenance, repairs and supplies, and chemical and lubricants expenses, partially offset by environmental and legal expenses.

Review of Six Months Results

Revenues decreased by $1,031.1million, or 53%, to $901.6 million for 2009 compared to $1,932.7 million for 2008. The decrease was primarily due to lower natural gas, NGL and condensate prices.

First half 2009 average realized prices for natural gas, NGL and condensate were 56%, 54% and 50% lower than for the 2008 period.

First half 2009 natural gas, NGL and condensate sales volumes were 4%, 2% and 2% higher than the 2008 period.

Product purchases decreased by $946.7 million, or 58%, to $691.9 million for 2009 compared to $1,638.6 million for 2008. The decrease in product purchase cost reflects lower commodity pricing and purchases of wellhead volumes.

Operating expenses decreased by $2.9 million, or 4%, to $62.0 million for 2009 compared to $64.9 million for 2008. The decrease is primarily due to decreases in compensation and benefit costs, maintenance, repairs and supplies and chemicals and lubricants.

Logistics Assets Segment

Our Logistics Assets segment is involved with gathering and storing mixed NGLs and fractionating, storing, treating and transporting finished NGLs. These assets are generally connected to and supplied, in part, by our Natural Gas Gathering and Processing segment and are predominantly located in Mont Belvieu, and Galena Park, Texas and West Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	($ in millions)
Revenues from services	$53.2	$64.6	$97.8	$115.4
Other revenues	2.0	1.1	1.9	1.5
	55.2	65.7	99.7	116.9
Operating expenses	(32.4)	(54.1)	(67.9)	(98.4)
Operating margin	$22.8	$11.6	$31.8	$18.5
Equity in earnings of GCF	$1.7	$0.8	$1.8	$1.9

Fractionation volumes, MBbl/d	230.0	235.2	210.0	225.6
Treating volumes, MBbl/d	19.5	21.4	14.0	18.2

Review of Second Quarter Results

Revenues from services (fractionation, terminalling and storage, transportation and treating) decreased by $11.4 million, or 18%, to $53.2 million for 2009 compared to $64.6 million for 2008. The decrease is primarily due to a lower fuel component of the fractionation fees, which has an impact on operating expenses. In addition, volumes decreased as a result of damage to certain of our and third party Gulf Coast processing, pipeline and production facilities from Hurricane Ike. Truck and barge volumes were also lower for 2009 due to decreased mixed butanes and wholesale activity.

Operating expenses decreased by $21.7 million, or 40%, to $32.4 million for 2009 compared to $54.1 million for 2008. The decrease was due to the lower fuel component discussed above, utility, equipment rental/maintenance, and barge fees related to lower volumes and decreased fuel and utility rates.

Review of Six Months Results

Revenues from services (fractionation, terminalling and storage, transportation and treating) decreased by $17.6 million, or 15%, to $97.8 million for 2009 compared to $115.4 million for 2008. The decrease is primarily due to decreased fractionation and terminalling and storage volumes as a result of damage to certain of our and third party Gulf Coast processing, pipeline and production facilities from Hurricane Ike as well as a lower fuel component of the fractionation fees. In addition, truck and barge volumes were lower for 2009 due to decreased mixed butanes and wholesale activity.

Operating expenses decreased by $30.5 million, or 31%, to $67.9 million for 2009 compared to $98.4 million for 2008. The decrease was due to lower fuel, utility, equipment rental/maintenance, and barge fees related to lower volumes and decreased fuel and utility rates.

NGL Distribution and Marketing Services Segment

Our NGL Distribution and Marketing Services segment markets our own natural gas liquids production and also purchased natural gas liquids products in selected United States markets. The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	($ in millions)
NGL sales revenues	$662.2	$1,491.6	$1,248.8	$2,910.4
Other revenues	1.0	9.3	2.2	10.1
	663.2	1,500.9	1,251.0	2,920.5
Product purchases	(653.5)	(1,468.5)	(1,226.5)	(2,879.3)
Operating expenses	(0.2)	(0.5)	(0.6)	(1.0)
Operating margin	$9.5	$31.9	$23.9	$40.2

NGL sales, MBbl/d	256.4	252.3	254.6	257.3
NGL realized price, $/gal	0.68	1.55	0.65	1.48

Review of Second Quarter Results

NGL sales revenues decreased by $829.4 million, or 56%, to $662.2 million for 2009 compared to $1,491.6 million for 2008. The net decrease comprised an $853.7 million decrease from lower average sales prices, which were down 56% to $0.68 per gallon during 2009 from $1.55 during 2008; partially offset by a $24.3 million increase from higher sales volumes, up 2% to 256.4 MBbl/d during 2009 from 252.3 MBbl/d during 2008. The increase in sales volumes is primarily attributable to higher spot sales offset by decreased sales to petrochemical customers associated with their lower plant operational rates.

Product purchases decreased by $815.0 million, or 55%, to $653.6 million for 2009 compared to $1,468.5 million for 2008. The net decrease comprised an $839.9 million decrease from lower average market prices partially offset by a $23.9 million increase in purchase volumes and a $1.0 million lower of cost or market adjustment in 2009.

Review of Six Months Results

NGL sales revenues decreased by $1,661.6 million, or 57%, to $1,248.8 million for 2009 compared to $2,910.4 million for 2008. The net decrease comprised a $1,616.2 million decrease from lower average sales prices during 2009 down 56% to $0.65 per gallon from $1.48 per gallon in 2008 and a $45.4 million decrease from lower sales volumes down 1% to 254.6 MBbl/d in 2009 from 257.3 MBbl/d in 2008. The decrease in sales volumes is primarily due to reduced sales to petrochemical customers associated with their lower plant operational rates offset by higher spot sales.

Product purchases decreased by $1,652.8 million, or 57%, to $1,226.5 million for 2009 compared to $2,879.3 million for 2008. The net decrease comprised a $1,608.8 million decrease in average commodity prices and a $45.0 million decrease from lower purchase volumes offset by a $1.0 lower of cost or market adjustment in 2009.

Wholesale Marketing Segment

Our Wholesale Marketing segment includes our refinery services business and wholesale propane marketing operations. In our refinery services business, we provide LPG (liquefied petroleum gas) balancing services, purchase natural gas liquids products from refinery customers and sell natural gas liquids products to various customers. Our wholesale propane marketing operations include the sale of propane and related logistics services to multi-state retailers, independent retailers and other end-users. Wholesale Marketing operates principally in the United States and has a small marketing presence in Canada.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	($ in millions)
NGL sales revenues	$129.8	$311.4	$417.7	$854.7
Other revenues	0.2	5.9	0.9	5.9
	130.0	317.3	418.6	860.6
Product purchases	(126.9)	(308.5)	(411.2)	(842.2)
Operating margin	$3.1	$8.8	$7.4	$18.4

NGL sales, MBbl/d	43.3	46.5	61.9	66.7
NGL realized price, $/gal	0.78	1.75	0.89	1.68

Review of Second Quarter Results

NGL sales revenues decreased by $181.6 million, or 58%, to $129.8 million for 2009 compared to $311.4 million for 2008. Lower NGL market prices decreased revenue by $160.3 million and lower sales volumes decreased revenue by an additional $21.3 million. The 3.2 MBbl/d decrease in volumes is primarily due to decreased sales of propane due to the expiration of refinery purchase agreements and lower butane sales due to the expiration of a refinery supply agreement.

Product purchases decreased by $181.6 million, or 59%, to $126.9 million for 2009 compared to $308.5 million for 2008. Lower NGL market prices and lower sales volumes resulted in decreases in product purchases of $160.9 million and $21.1 million, respectively, partially offset by an increase of $0.4 million of lower of cost or market adjustments in 2009.

Review of Six Months Results

NGL sales revenues decreased by $437.0 million, or 51%, to $417.7 million for 2009 compared to $854.7 million for 2008. Lower NGL market prices decreased revenue by $288.9 million and lower sales volumes decreased revenue by an additional $148.1 million. The 4.8 MBbl/d decrease in volumes is primarily due to reduced sales of propane due to the expiration of sales supply agreements as well as lower butane sales due to the expiration of a refinery supply agreement.

Product purchases decreased by $431.0 million, or 51%, to $411.2 million for 2009 compared to $842.2 million for 2008. Lower NGL market prices and lower sales volumes resulted in decreases in product purchases of $365.9 million and $65.5 million, respectively, partially offset by an increase of $0.4 million of lower of cost or market adjustments in 2009.

Sale of the Downstream Business

On July 27, 2009 the Partnership agreed to acquire Targa Resources, Inc.’s (“Targa”) natural gas liquids business (the “Downstream Business”) for aggregate consideration of $530 million, subject to certain adjustments. As part of the transaction, Targa agreed to provide distribution support to the Partnership in the form of a reduction in the reimbursement of allocated general and administrative expense if necessary for a 1.0 times distribution coverage ratio, calculated using the current distribution rate of $0.5175 per limited partner unit and subject to maximum support of $8 million in any quarter. The distribution support will be in effect for the nine quarter period beginning with the fourth quarter of 2009 and continuing through the fourth quarter of 2011.

Consideration to Targa will include 25% of the transaction value in newly issued common and general partner units of the Partnership, the maximum equity component permitted under Targa’s financing agreements. The equity will consist of 8,527,615 common units and 174,033 general partner units valued at $15.227 per unit (calculated using the volume weighted average trading price for the 10-day period through and including July 17, 2009). Pro forma for the transaction, Targa will own 20,055,846 common units (35.9%) and 1,117,141 general partner units (2%). The remaining 75% of the transaction value, or approximately $397.5 million, will be in cash, funded through borrowings under the Partnership’s senior secured revolving credit facility.

For the full year ending December 31, 2009, the Downstream Business is expected to generate Adjusted EBITDA of approximately $80 to $85 million (see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA and reconciliations of such measures to the comparable GAAP measures). We estimate maintenance capital expenditures associated with the Downstream Business will be approximately $10 million and $5 million for the twelve and four month period ending December 31, 2009, respectively.

The transaction, which is subject to standard closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") is anticipated to close in the third quarter of 2009.

Capitalization / Liquidity Update

Total funded debt as of June 30, 2009 was approximately $1,423 million, of which approximately $657 million is debt of the Partnership that is non-recourse to Targa but is consolidated. Excluding the debt of the Partnership, Targa's total funded debt on June 30, 2009 was approximately $766 million consisting of $250 million of senior notes due 2013 and approximately $516 million outstanding under the term loan.

As of June 30, 2009, Targa's liquidity, excluding the Partnership and our synthetic letter of credit facility, was approximately $420 million. This amount includes approximately $240 million of available borrowings under the revolving credit facility and $180 million of cash. In addition, Targa also had approximately $193 million available for the issuance of letters of credit under its synthetic letter of credit facility. Targa’s total liquidity including availability under the synthetic letter of credit facility but excluding the partnership was approximately $613 million at quarter end.

As of June 30, 2009, the Partnership had approximately $378 million in capacity available under its credit facility and $38 million of cash bringing total liquidity to approximately $416 million.

On July 6, 2009 the Partnership closed a $250 million offering of 11.25 percent senior unsecured notes due 2017. The 11.25 percent notes were issued at 94.973 percent of the face amount, resulting in gross proceeds of $237 million. On July 29, 2009, the Partnership executed a Commitment Increase Supplement (the “Supplement”) to its existing senior secured credit facility. The Supplement increased the commitments under the credit facility by $127.5 million, bringing the total commitments to $977.5 million. The Partnership may request additional commitments under its credit facility of up to $22.5 million, which would increase the total commitments under its credit facility to $1 billion.

After giving effect to the recent notes offering, the Supplement and the acquisition of the Downstream Business, pro forma liquidity for the Partnership would be approximately $301 million as of June 30, 2009.

Both Targa and the Partnership have strong liquidity positions, are within their respective financial covenants and have no near-term maturities under their credit facilities or senior notes.

We have revised our 2009 capital expenditures estimate to $130 million, down from $150 million, due to cost control programs and cost savings.

Targa Resources Partners LP

Targa currently owns approximately 26.4% of the Partnership, including its 2% general partner interest. Targa Resources GP LLC, the general partner of the Partnership, is wholly owned by Targa. Targa consolidates the Partnership's assets, liabilities and results of operations due to its control of the Partnership through its general partner interest.

On July 20, 2009, the Partnership announced a cash distribution of 51.75¢ per common unit, or $2.07 per unit on an annualized basis, for the second quarter of 2009. This cash distribution will be paid August 14, 2009 on all outstanding common units to holders of record as of the close of business on August 5, 2009.

Hurricane Update

Certain of our Louisiana and Texas facilities sustained damage and had disruption to their operations during the 2008 hurricane season from two Gulf Coast hurricanes—Gustav and Ike. As of December 31, 2008, we recorded a $19.3 million loss provision (net of estimated insurance reimbursements) related to the hurricanes. During the six months ended June 30, 2009, the estimate was reduced by $3.7 million.

During the six months ended June 30, 2009, expenditures related to the hurricanes included $29.1 million for previously accrued repair costs, and $7.3 million for capitalized improvements.

Our initial purchase price allocation for the DMS acquisition in October 2005 included an $81.1 million receivable for insurance claims related to expenditures to repair pre-acquisition property damage caused by Hurricanes Katrina and Rita. During the six months ended June 30, 2008, our cumulative receipts exceeded such amount. Accordingly, during the three and six months ended June 30, 2008, we recognized a gain of $18.6 million.

About Targa

Targa is a leading provider of midstream natural gas and natural gas liquid, or NGL, services in the United States, through an integrated platform of midstream assets. Our gathering and processing assets are located primarily in the Permian Basin in West Texas and Southeast New Mexico, the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana, and, through Targa Resources Partners LP, our publicly traded master limited partnership, the Fort Worth Basin in North Texas, the Permian Basin in West Texas and the onshore region of the Louisiana Gulf Coast. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States.

Conference Call

Targa will host a conference call for investors and analysts at 12:00 p.m. Eastern Time (11:00 a.m. Central Time) on August 6, 2009 to discuss second quarter 2009 results.

The conference call can be accessed via Webcast through the Investor's section of the Company's website at http://www.targaresources.com or by dialing 877-941-8632. The pass code is 4118641. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investor's section of the Company's website and will remain available until August 20, 2009. Replay access numbers are 303-590-3030 or 800-406-7325 with pass code 4118641.

Targa's principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000. For more information, visit www.targaresources.com.

Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of Adjusted EBITDA and operating margin. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Operating Margin - With respect to our Natural Gas Gathering and Processing division, we define operating margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases less operating expense. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. Our Natural Gas Gathering and Processing segment operating margin is impacted by volumes and commodity prices as well as by our contract mix and hedging program, which are described in more detail in the Company's reports and other filings with the Securities and Exchange Commission.

With respect to our NGL Logistics and Marketing division, we define operating margin as total revenue, which consists primarily of service fee revenues and NGL sales, less cost of sales, which consists primarily of NGL purchases and changes in inventory valuation. Within this division, our management analyzes segment operating margin for each of the three segments per unit of NGL handled or sold as an indicator of operational and commercial performance.

The GAAP measure most directly comparable to operating margin is net income (loss). Our non-GAAP financial measure of operating margin should not be considered as an alternative to GAAP net income (loss). Operating margin is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider operating margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because operating margin excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of operating margin as an analytical tool by reviewing the comparable GAAP measures and understanding how the differences between the measures could affect our decision-making processes.

Adjusted EBITDA - We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and others, to assess (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The economic substance behind management's use of Adjusted EBITDA is to measure the ability of our assets to general cash sufficient to pay interest costs, support our indebtedness, and make distributions to our investors. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures could affect our decision-making processes.

Our segment operating margin is as follows for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In millions)
Natural Gas Gathering and Processing	$84.6	$116.6	$147.7	$229.2
Logistics Assets	22.8	11.6	31.8	18.5
NGL Distribution and Marketing Services	9.5	31.9	23.9	40.2
Wholesale Marketing	3.1	8.8	7.4	18.4
Other	0.7	-	0.7	-
	$120.7	$168.9	$211.5	$306.3

A reconciliation of our measurement of non-GAAP Adjusted EBITDA and non-GAAP operating margin to comparable GAAP measures follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In millions)
Reconciliation of net cash provided by
operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$38.9	$134.6	$112.9	$374.4
Net loss attibutable to noncontrolling interest	(8.3)	(30.0)	(6.6)	(56.8)
Interest expense, net (excluding amortization)	20.5	21.6	44.3	45.1
Current income tax expense	0.1	0.2	0.1	1.2
Other	0.1	24.9	(0.2)	30.8
Changes in operating assets and liabilities which used (provided) cash:
Accounts receivable and other assets	88.1	136.4	11.4	(136.5)
Accounts payable and other liabilities	(43.5)	(150.1)	21.1	(28.9)
Adjusted EBITDA	$95.9	$137.6	$183.0	$229.3

Reconciliation of net income attributable to Targa
Resources, Inc. to Adjusted EBITDA:
Net income attributable to Targa Resources, Inc.	$13.5	$46.2	$16.1	$64.6
Add:
Interest expense, net	22.1	23.7	47.8	49.2
Income tax benefit	5.9	27.9	5.8	39.8
Depreciation and amortization expense	42.1	38.8	83.7	76.9
Non-cash loss related to derivatives	12.3	1.0	29.6	(1.2)
Adjusted EBITDA	$95.9	$137.6	$183.0	$229.3

Reconciliation of net income attributable to Targa operating margin:
Resources, inc. to operating margin:
Net income attributable to Targa Resources, Inc.	$13.5	$46.2	$16.1	$64.6
Add:
Net income attibutable to noncontrolling interest	8.3	30.0	6.6	56.8
Depreciation and amortization expense	42.1	38.8	83.7	76.9
General and administrative expense	28.1	27.9	51.9	52.0
Interest expense, net	22.1	23.7	47.8	49.2
Income tax benefit	6.5	28.2	6.4	40.3
Other, net	0.1	(25.9)	(1.0)	(33.5)
Operating Margin	$120.7	$168.9	$211.5	$306.3

Reconciliation of non-GAAP Measures for the Downstream Business
	Twelve Months Ended
	December 31, 2009
	(In millions)
	Low Range	High Range
Reconciliation of net income to Adjusted EBITDA
Net income	$(5.6)	$(0.6)
Depreciation and amortization	25.4	25.4
Interest expense	59.4	59.4
Income tax expense	0.8	0.8
Adjusted EBITDA	$80.0	$85.0

Forward Looking Statements

Certain statements in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa's control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company's reports and other filings with the Securities and Exchange Commission. Targa undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

Phone: 713-584-1133

Anthony Riley
Sr. Manager - Finance/Investor Relations

Matt Meloy
Vice President - Finance and Treasurer

TARGA RESOURCES, INC.
FINANCIAL SUMMARY (unaudited)

CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$217,825	$362,769
Trade receivables	308,987	303,904
Inventory	33,649	68,519
Assets from risk management activities	84,118	112,341
Other current assets	41,250	9,615
Total current assets	685,829	857,148
Property, plant and equipment, net	2,589,282	2,617,369
Long-term assets from risk management activities	47,811	89,774
Other assets	104,944	84,286
Total assets	$3,427,866	$3,648,577
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$366,535	$407,140
Liabilities from risk management activities
Other current liabilities	52,254	60,404
Total current liabilities	418,789	467,544
Long-term debt, less current maturities	1,410,270	1,552,440
Long-term liabilities from risk management activities	21,053	9,679
Other long-term liabilities	111,876	89,665
Total liabilities	1,961,988	2,119,328

Stockholder's equity:
Targa Resources, Inc.'s stockholder's equity	582,170	579,641
Noncontrolling interest in subsidiaries	883,708	949,608
Total stockholders' equity	1,465,878	1,529,249
Total liabilities and stockholders' equity	$3,427,866	$3,648,577

TARGA RESOURCES, INC.
FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUES	$1,003,652	$2,263,226	$2,005,543	$4,465,619

COSTS AND EXPENSES:
Product purchases	828,786	2,023,089	1,674,784	4,024,530
Operating expenses	54,213	71,229	119,167	134,807
Depreciation and amortization expense	42,053	38,750	83,653	76,942
General and administrative expense	28,196	27,924	52,049	52,017
Other	1,820	(2)	1,807	(4,445)
Total costs and expenses	955,068	2,160,990	1,931,460	4,283,851
INCOME FROM OPERATIONS	48,584	102,236	74,083	181,768
Other income (expense):
Interest expense, net	(22,050)	(23,660)	(47,752)	(49,245)
Equity in earnings of unconsolidated investments	1,683	7,196	1,804	10,655
Gain on insurance claims	-	18,566	-	18,566
Other income	41	-	1,004	-
Income before income taxes	28,258	104,338	29,139	161,744
Income tax expense	(6,476)	(28,185)	(6,405)	(40,291)
NET INCOME	21,782	76,153	22,734	121,453
Less: Net income attributable to noncontrolling interest	8,294	29,955	6,655	56,839
Net income attributable to Targa Resources, Inc.	$13,488	$46,198	$16,079	$64,614

TARGA RESOURCES, INC.
FINANCIAL SUMMARY (unaudited)

CONSOLIDATED CASH FLOW INFORMATION
(In thousands)

	Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$22,734	$121,453
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion	87,745	82,515
Deferred income tax expense	6,289	39,054
Risk management activities	29,646	(1,176)
Other	(1,067)	(32,891)
Changes in operating assets and liabilities	(32,427)	165,420
Net cash provided by operating activities	112,920	374,375
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(54,886)	(57,978)
Proceeds from property insurance	4,700	48,294
Other	(12,084)	(16,036)
Net cash used in investing activities	(62,270)	(25,720)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of senior secured debt	(6,250)	(6,250)
Repayments of senior secured credit facility	(95,920)	-
Repayments of senior secured credit facility of the Partnership	(40,000)	(301,300)
Proceeds from issuance of senior notes of the Partnership	-	250,000
Distributions to noncontrolling interest	(50,847)	(42,480)
Contribution from noncontrolling interest	1,071	-
Contribution from (distribution to) Targa Resources Investments Inc.	37	(53,752)
Costs incurred in connection with financing arrangements	(3,685)	(6,590)
Net cash used in financing activities	(195,594)	(160,372)
Net change in cash and cash equivalents	(144,944)	188,283
Cash and cash equivalents, beginning of period	362,769	177,949
Cash and cash equivalents, end of period	$217,825	$366,232